Exhibit 99.1

Leesport Financial Corp.

Leesport Bank

Essick & Barr LLC

•                  Essick & Barr Insurance

•                  The Boothby Group

•                  CrosStates Insurance

Leesport Wealth Management LLC

Leesport Realty Solutions, Inc.

Leesport Mortgage LLC

For additional information, contact:

Stephen A. Murray

Chief Financial Officer

610.288.2791 x221

smurray@leesportfc.com

www.leesportfc.com

NASDAQ: FLPB

This release may contain forward-looking statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company's control. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

For Immediate Release

January 27, 2004

Leesport Financial Corp. Earnings

Wyomissing, PA: Leesport Financial Corp. (NASDAQ: FLPB) reported net income for the year ended December 31, 2003 was $4,949,000 as compared to $4,920,000 for the same period in 2002.  For the quarter ended December 31, 2003, net income was $1,429,000 as compared to $1,604,000 for the same period in 2002.

Net Interest Income

For the quarter ended December 31, 2003 net interest income increased 6.3% to $4,499,000 from $4,234,000 for the same period in 2002.  The increase in net interest income for the quarter resulted from a 16.0% decrease in total interest expense to $2,905,000 from $3,457,000, which offset a 3.7% reduction in total interest income for the quarter from $7,691,000 to $7,404,000.  For the year ended December 31, 2003, net interest income totaled $16,488,000 as compared to $16,518,000 for the same period in 2002.

The decrease of $287,000 and $1,461,000 in total interest income for the quarter and year ended December 31, 2003, respectively, resulted from high levels of prepayments of higher yielding earning assets that were reinvested in lower yielding assets.  The negative effect of the reinvestment into lower yielding assets was offset by an increase in earning assets of $46,226,000 during 2003.

The decrease of $552,000 in total interest expense for the quarter resulted from a decrease of $116,000 in deposit interest expense, and a decrease of $636,000 in long term interest expense which was offset by an increase of $200,000 in short term interest expense.  This reduction in total interest expense resulted from a continuation of the lowest interest rates in more than 40 years coupled with our refinancing of  $40,900,000 of Federal Home Loan Bank (FHLB) advances in September 2003 that were replaced with lower cost borrowings and certificates of deposits.

For the fourth quarter of 2003, the net interest margin on a fully taxable equivalent basis was 3.42% as compared to 2.92% for the third quarter of 2003 and as compared to 3.43% for the fourth quarter of 2002.  The net interest margin on a fully taxable equivalent basis for the year ended December 31, 2003 was 3.22% as compared to 3.53% for the same period in 2002.  The net interest margin improved during the fourth quarter of 2003 as compared to the third quarter 2003 due to lower levels of prepayments of assets and the related premium amortization of our mortgage backed securities portfolio, coupled with a lower cost of borrowings which resulted from the prepayment of FHLB advances mentioned above.  The decrease in the net interest margin for the year 2003 as compared to the same period in 2002 was the result of higher prepayments of higher yielding assets and the accelerated premium amortization from our mortgage backed securities portfolio of $1,549,000 for the year 2003 as compared to $789,000 for the year 2002.

Net interest income after the provision for loan losses was $15,523,000 for the year ended December 31, 2003 as compared to $15,063,000 for the same period in 2002, an increase of 3.1%.  For the quarter ended December 31, 2003, net interest income after the provision for loan losses was $4,279,000 compared to $3,829,000 for the same period in 2002, an increase of 11.8%.  The provisions for loan losses for the quarter and year ended December 31, 2003 were $220,000 and $965,000, compared to $405,000 and $1,455,000, respectively, for the same periods during 2002.  These decreases in the provision for loan losses were due to improved credit quality, lower non-accrual levels and lower delinquency levels in the loan portfolio for the year 2003 as compared to 2002.  As of December 31, 2003, our allowance for loan losses was $4,356,000 compared to $4,182,000 at the end of the year 2002, an increase of 4.2%.

Non-Interest Income

Net securities gains, were $159,000 and $284,000 for the quarter and year ended December 31, 2003, respectively, compared to $3,000 and $56,000 in the same periods in 2002.  The gains are primarily from the planned sales of equity portfolio holdings.

Commissions and fees from insurance sales for the year ended December 31, 2003 increased 60.8% to $9,200,000 as compared to $5,722,000 for the same period in 2002.  The increase was attributed to the October 1, 2002 acquisition of The Boothby Group, the September 30, 2003 acquisition of CrosStates Insurance Consultants, Inc. and increased revenues from our existing Essick & Barr Insurance Division. Commissions and fees from insurance sales decreased 3.5% to $2,414,000 for the quarter ended December 31, 2003 as compared to $2,502,000 for the same period in 2002.   The decrease was attributed to $88,000 in insurance contingency income in the fourth quarter 2003 compared to $415,000 for the same period in 2002, which was offset by the commissions and fees of $277,000 generated by the CrosStates Insurance Division.

Income from our mortgage banking activities was $2,435,000 for the year ended December 31, 2003 compared to $1,546,000 in the same period in 2002, an increase of 57.5%.  This increase is the result of lower interest rates and the refinance environment in the year 2003 compared to 2002.  For the quarter ended December 31, 2003, income from our mortgage banking activities was $280,000 compared to $684,000 in the same period in 2002, a decrease 59.1%.  This decrease is the result of the slowdown in mortgage refinances during the quarter compared to the same period in 2002.

During the third quarter 2003, we recognized a gain of $3,073,000 on the sale to The Legacy Bank of our three most northern financial centers – Shenandoah, located in Northern Schuylkill County, and Drums and Hazleton, located in Luzerne County completed on September 5, 2003.

Non-Interest Expense

Total non-interest expense, excluding the September 30, 2003 prepayment fees of $2,482,000 on the Federal Home Loan Bank advances, for the year ended December 31, 2003 was $25,078,000, an increase of $6,038,000 or 31.7% compared to $19,040,000 for the same period in 2002. Total non-interest expense for the quarter ended December 31, 2003 was $6,161,000, an increase of $385,000 or 6.7% compared to $5,776,000 for the same period in 2002.  These increases are in large part the result of the added operations from the First Affiliated and Boothby Group acquisitions during the second half of 2002 and the September 30, 2003 acquisition of CrosStates Insurance Consultants, Inc.

Salaries and benefits were $3,409,000 and $13,560,000 for the quarter and year ended December 31, 2003, respectively, which is an increase of 4.7% and 33.0% compared to $3,257,000 and $10,195,000 for the same periods in 2002.  The salaries and benefits expense includes commissions paid to in-house loan originators of $96,000 and $598,000 for the quarter and year ended December 31, 2003, respectively, compared to $124,000 and $237,000 for the same periods in 2002.

Occupancy expense increased $79,000 and $398,000 for the quarter and year ended December 31, 2003, respectively, compared to the same periods in 2002.  These increases were due to the addition of The Boothby Group facility, CrosStates Insurance facility, our new Exeter and Sinking Spring financial centers and costs associated with our new operations center.

Furniture and Equipment expense increased $132,000 and $330,000 for the quarter and year ended December 31, 2003, respectively, compared to the same periods in 2002. These increases were due to the additional depreciation and software maintenance expense related to The Boothby Group, CrosStates Insurance, our new Exeter and Sinking Spring financial centers and costs associated with our new operations center.

We also recorded a $191,000 write down expense in the third quarter on our former operations center that was sold on October 10, 2003.

Other operating expense increased $22,000 and $1,945,000 for the quarter and year ended December 31, 2003, respectively, compared to the same periods in 2002.  Advertising and marketing expenses were unchanged for the quarter and increased by $221,000 for the year ended December 31, 2003 as compared to the same periods in 2002.  These increases are related to continued branding costs, name exposure and branch opening opportunities.  There were additional third quarter 2003 expenses totaling $118,000 for consulting services as a result of the restructuring of our Wealth Management Division.  Also included in this category are $293,000 of conversion and processing costs associated with the change to Metavante Corporation as our core bank system provider that enables our financial centers to provide a better platform for delivering improved customer service.

Earnings per Share

Diluted earnings per share were $1.44 on average shares outstanding of 3,427,907 for the year 2003 as compared to $1.49 per share on average shares outstanding of 3,303,669 reported for the year 2002.  Diluted earnings per share were $0.42 on average shares outstanding of 3,427,486 for the fourth quarter ended December 31, 2003 compared to $0.47 per share on average shares outstanding of 3,424,358 reported for the same period in 2002.  These numbers reflect the 5% stock dividend declared on March 19, 2003.

Assets, Liabilities and Equity

Total assets as of December 31, 2003 were $622,252,000, an increase of 10.7% compared to December 31, 2002.  Total loans as of December 31, 2003 increased to $357,482,000 and total deposits increased to $408,582,000, increases of 6.7% and 7.6%, respectively, compared to December 31, 2002.  Total borrowings as of December 31, 2003 increased to $153,178,000, an increase of 26.3% compared to December 31, 2002.  Commercial loan growth continued to be strong and increased to $236,132,000, an increase of 11.4%.  All of these increases occurred in spite of the sale of the three financial centers and their related deposits, loans and other assets.  Shareholders’ equity increased as of December 31, 2003 to $53,377,000 from $52,900,000 at December 31, 2002, an increase of 0.9%.

Raymond H. Melcher, Jr. Chairman, President, and Chief Executive Officer said, “The year 2003 was another important year for Leesport

Financial Corp.  We converted our processing system, opened a new Operations Center, restructured our balance sheet and strengthened our net interest income and non-interest fee income.  We are committed to providing excellent services to our customers and improving our profitability.”

A conference call is scheduled for Thursday, January 29, 2004 at 8:30 a.m. with Mr. Melcher and Stephen A. Murray, Chief Financial Officer, to discuss the company’s fourth quarter, 2003 earnings.  To participate, dial 800-450-0819.

Leesport Financial Corp. is a $622 million diversified financial services company headquartered in Wyomissing, PA, offering banking, insurance (Insurance products offered through Essick & Barr, LLC), investments (Securities offered through SunAmerica Securities, Inc., a registered independent broker/dealer, Member NASD/SIPC), wealth management, trust services, and title insurance services throughout Southeastern Pennsylvania.

LEESPORT FINANCIAL CORP.

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands, except per share data)

	For the Three Months Ended December 31,				For the Twelve Months Ended December 31,
	2003		2002		2003		2002

Interest income	$7,404		$7,691		$29,170		$30,631
Interest expense	2,905		3,457		12,682		14,113
Net interest income	4,499		4,234		16,488		16,518
Provision for loan losses	220		405		965		1,455
Net interest income after provision for loan losses	4,279		3,829		15,523		15,063

Securities gains, net	159		3		284		56
Commissions and fees from insurance sales	2,414		2,502		9,200		5,722
Mortgage banking activities, net	280		684		2,435		1,546
Broker and investment advisory commisions and fees	137		223		696		744
Service charges on deposits	414		382		1,539		1,275
Gain on the sale of financial centers	—		—		3,073		—
Other income	430		493		1,637		1,538
Total non-interest income	3,834		4,287		18,864		10,881

Salaries and employee benefits	3,409		3,257		13,560		10,195
Occupancy expense	524		445		2,023		1,625
Furniture and equipment expense	449		317		1,520		1,190
FHLB advance prepayment expense	—		—		2,482		—
Other operating expense	1,779		1,757		7,975		6,030
Total non-interest expense	6,161		5,776		27,560		19,040
Income before income taxes	1,952		2,340		6,827		6,904
Income taxes	523		736		1,878		1,984
Net income	$1,429		$1,604		$4,949		$4,920

Per Share Data:
Basic average shares outstanding	3,374,749	*	3,402,974	*	3,387,454	*	3,287,555	*
Diluted average shares outstanding	3,427,486	*	3,424,358	*	3,427,907	*	3,303,669	*
Basic earnings per share	$0.42	*	$0.47	*	$1.46	*	$1.50	*
Diluted earnings per share	$0.42	*	$0.47	*	$1.44	*	$1.49	*
Cash dividends per share	$0.17	*	$0.15	*	$0.65	*	$0.60	*

Profitability Ratios:
Return on average assets	0.95%		1.14%		0.84%		0.95%
Return on average shareholders’ equity	11.00%		12.31%		9.39%		10.33%
Net interest margin (fully taxable equivalent)	3.42%		3.43%		3.22%		3.53%

* References to share amounts and per-share amounts reflect the 5% stock dividend declared by the Board of Directors on March 19, 2003 with a record date of April 1, 2003 and distributed to shareholders on April 15, 2003.

( The 5 % stock dividend resulted in 161,949 shares, which was net of cash paid on 343.2 fractional shares.)

	Asset Quality Data
	December 31, 2003	December 31, 2002
Non-accrual loans	$821	$1,230
Loans past due 90 days or more	62	64
Renegotiated troubled debt	631	112
Total non-performing loans	1,514	1,406
Other real estate owned	309	121
Total non-performing assets	$1,823	$1,527

Loans outstanding at end of period	$357,482	$335,184
Allowance for loan losses	4,356	4,182

Net charge-offs to average loans (annualized)	0.22%	0.30%

Allowance for loan losses as percent of total loans	1.22%	1.25%

Allowance for loan losses as percent of total non-performing loans	287.71%	297.44%

	Ending Balances
	December 31, 2003		December 31, 2002
Assets
Fed funds sold	$1,100		$—
Investment securities and interest bearing cash	200,661		158,136
Mortgage loans held for sale	1,280		20,977
Loans:
Commercial loans	236,132		211,922
Consumer loans	83,933		73,149
Mortgage loans	37,352		49,148
Other	65		965
Total loans	357,482		335,184
Earning assets	560,523		514,297
Total assets	622,252		562,372

Deposits:
Non-interest bearing deposits	67,711		60,016
NOW, money market & savings	173,230		168,758
Time deposits	167,641		151,059
Total deposits	408,582		379,833

Fed funds purchased	62,090		9,186
Securities sold under agreements to repurchase	41,588		24,933

Long-term debt	34,500		72,200
Mandatory redeemable capital securities	15,000		15,000
Shareholders’ equity	$53,377		$52,900

Actual shares outstanding	3,383,823	*	3,241,606
Book value per share	$15.77	*	$15.54	*

* References to share amounts and per-share amounts reflect the 5% stock dividend declared by the Board of Directors on March 19, 2003 with a record date of April 1, 2003 and distributed to shareholders on April 15, 2003.

( The 5 % stock dividend resulted in 161,949 shares, which was net of cash paid on 343.2 fractional shares.)